Exhibit 99.1

CAMAC Energy 1330 Post Oak Blvd., Suite 2250 Houston, TX 77056 www.camacenergy.com

News Release

January 12, 2015

CAMAC Energy Terminates the Northern Offshore Energy Searcher Drilling Rig Contract

HOUSTON, January 12, 2015 - CAMAC Energy Inc. (“CAMAC” or the “Company”) (NYSE MKT: CAK) announced today it has terminated its contract with Northern Offshore International Drilling Company Ltd. (“Northern”) for the drillship Energy Searcher. The Company notified Northern on January 7, 2015 that it elected to terminate the contract with immediate effect for Northern’s repudiatory breach of contract and other material breaches of the drilling contract by Northern. These breaches have caused significant damages and loss, including delay damages and wasted spread costs to the Company. CAMAC is considering all legal options to enforce its rights under the contract.

The Company‘s Oyo Field drilling and completion operations are now being conducted by the Transocean (NYSE: RIG) Sedco Express semi-submersible drilling rig, which arrived on location in December, and production is still expected to be online by the end of Q1 2015.

About CAMAC Energy

CAMAC Energy is an independent oil and gas exploration and production company focused on energy resources in sub-Saharan Africa.  Its asset portfolio consists of nine licenses across four countries covering an area of 43,000 square kilometers, including current production and other exploration projects offshore Nigeria, as well as exploration licenses offshore Ghana, Kenya, and Gambia, and onshore Kenya.  CAMAC Energy is headquartered in Houston, Texas. For more information about CAMAC Energy, please visit www.camacenergy.com.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, concerning activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Although the Company believes the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. The Company’s actual results could differ materially from those anticipated or implied in these forward-looking statements due to a variety of factors, including the Company’s ability to successfully drill and complete the wells and prospects identified in this release and risks and other risk factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. You should not place undue reliance on forward-looking statements, which speak only as of their respective dates. The Company undertakes no duty to update these forward-looking statements.

Source:  CAMAC Energy Inc.

Investors:

Christopher D. Heath

Director, Corporate Finance and Investor Relations

713-797-2945

chris.heath@camacenergy.com

Media:

Lionel C. McBee

Manager, Corporate Communications

713-797-2960

lionel.mcbee@camacenergy.com